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EXHIBIT 10.2

                    TERMINATION AND GENERAL RELEASE AGREEMENT
                    -----------------------------------------

         This Termination and General Release Agreement (this "TERMINATION AND RELEASE AGREEMENT") dated as of June 30, 2003 is by and between SSP Solutions, Inc. ("SSP SOLUTIONS"), and each of Electronic Data Systems Corporation and EDS Information Services L.L.C. (referred to collectively hereinafter as ("EDS"). SSP Solutions and EDS may be referred to in this Termination and Release Agreement individually as a "party" and together as the "parties".

         In consideration of the mutual promises and covenants contained in this Termination and Release Agreement, the parties agree as follows:

1. TERMINATION. This Termination and Release Agreement documents the mutual understanding and agreement of SSP Solutions and EDS regarding the termination of that certain Master Services Agreement by and between SSP Solutions and EDS dated as of November 14, 2001(the "MASTER SERVICES AGREEMENT") and the associated Task Order 2001-01 effective as of December 1, 2001 (the "TASK ORDER") issued pursuant to the Agreement (the Master Services Agreement and the Task Order are sometimes collectively referred to as the "AGREEMENT"). The parties desire to terminate the Agreement, and this Termination and Release Agreement shall serve to release and discharge all remaining obligations between the parties arising out of or related to the Agreement, to fully and finally compromise and settle all claims asserted or which could be asserted by the parties, whether known or unknown, against one another in connection with the Agreement, and to relieve the parties hereto of any further expense, obligations and/or liability to one another in connection with any matters arising out of or relating to the Agreement, except as expressly stated herein.

2. TERMINATION EFFECTIVE DATE: The termination date of this Termination and Release Agreement will be effective as of December 31, 2002 (the "TERMINATION EFFECTIVE DATE").

3. TERMINATED EDS OBLIGATIONS. SSP Solutions acknowledges and agrees that, upon execution of this Termination and Release Agreement, EDS has no continued obligation to provide the EDS Services (as defined in the Agreement) to SSP Solutions, as described in the Task Order or as may be provided for in any related correspondence. Further, SSP Solutions agrees that, except as expressly agreed to in this Termination and Release Agreement, there are no other EDS Services, support, or deliverables due or expected from EDS. The parties acknowledge that upon termination of the Agreement as provided hereunder, EDS will not be liable for damages resulting from such termination.

4. TERMINATED SSP SOLUTIONS OBLIGATIONS. EDS acknowledges and agrees that, upon execution of this Termination and Release Agreement and payment of the charges set forth below in Section 5 (the "TERMINATION CHARGES"), SSP Solutions has no continued obligation to EDS under the Agreement. Further, EDS agrees that, except as expressly agreed to in this Termination and Release Agreement, SSP Solutions has no continued or additional obligation to pay EDS for the EDS Services as described in the Task Order or as may be described in any related correspondence. The parties acknowledge that upon termination of the Agreement as provided hereunder, EDS will not be liable for damages resulting from such termination.

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5.       TERMINATION CHARGES: SSP Solutions and EDS agree that all services associated with the Task Order were terminated on December 31, 2002. As a result of the mutually accepted termination, SSP Solutions agrees to pay to EDS Two Hundred Twenty Thousand Six Hundred Fifty Dollars ($220,650) representing past due charges (the "Charges") for the period between September 30, 2002 through December 31, 2002, additionally, SSP Solutions agrees to pay to EDS Nine Thousand Nine Hundred Twenty Nine Dollars ($9,939) representing interest on the Charges calculated from August 1, 2002 through May 30, 2003.

                           2002 PAST DUE CHARGES

                  August                             $44,130
                  September                          $44,130
                  October                            $44,130
                  November                           $44,130
                  December                           $44,130
                                                    --------
                  Sub-total Due to EDS              $220,650
                  Interest *                           9,929
                                                    --------
                  Total Due to EDS                  $230,579

                  *Interest rate calculated at Citibank prime as of November 2002 + 2% or 6.75% through May 30, 2003.

     SSP Solutions agrees to pay the Charges as set forth below.

         $18,430 due on or before July 15, 2003
         $38,430 due August 1, 2003
         $48,430 due September 1, 2003
         $48,430 due October 1, 2003
         $38,430 due November 1, 2003
         $38,430 due December 1, 2003

6. RELEASE BY EDS. EDS releases, acquits, cancels and forever discharges SSP Solutions and its directors, officers, agents, employees, attorneys, predecessors, successors, assigns, parents, subsidiaries and affiliates from all claims, demands, causes of action, debts, liabilities or controversies of any kind whatsoever, whether in contract or in tort, whether arising under or by virtue of any statute or regulation, whether known or unknown, whether having arisen or hereafter to arise, whether suspected or unsuspected, whether liquidated or unliquidated, that EDS or any of its directors, officers, agents, employees, attorneys, predecessors, successors, assigns, parents, subsidiaries or affiliates may have against SSP Solutions arising from or relating to the Agreement, except as set forth in
         SECTION 5 of this Termination and Release Agreement and provided that the confidentiality obligations of the Agreement shall survive termination of the Agreement.

7. REPRESENTATIONS OF EDS. EDS represents and warrants that (a) it has carefully reviewed this Termination Agreement, (b) it has at all times been represented by and consulted with legal counsel concerning this Termination and Release Agreement, (c) any questions that it has pertaining to this Termination and Release Agreement have been answered and fully explained to it by its counsel, (d) its decision to execute this Termination and Release Agreement was not based on any statement

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         or representation, either oral or written, made by any person on behalf of SSP Solutions other than as set forth in this Termination and Release Agreement, (e) this Termination and Release Agreement constitutes the entire agreement and understanding between EDS and SSP Solutions with regard to the subject matter of this Termination and Release Agreement, and (f) EDS has not assigned, conveyed, hypothecated or transferred any interest in any actual or potential cause of action set forth in SECTION 6 of this Termination and Release Agreement. EDS understands that SSP Solutions is relying upon these representations and warranties in entering into this Termination and Release Agreement.

8. RELEASE BY SSP SOLUTIONS. SSP Solutions releases, acquits, cancels and forever discharges EDS and its directors, officers, agents, employees, attorneys, predecessors, successors, assigns, parents, subsidiaries and affiliates from all claims, demands, causes of action, debts, liabilities or controversies of any kind whatsoever, whether in contract or in tort, whether arising under or by virtue of any statute or regulation, whether known or unknown, whether having arisen or hereafter to arise, whether suspected or unsuspected, whether liquidated or unliquidated, that SSP Solutions or any of its directors, officers, agents, employees, attorneys, predecessors, successors, assigns, parents, subsidiaries or affiliates may have against EDS arising from or relating to the Agreement, except as set forth in this Termination and Release Agreement and provided that the confidentiality obligations of the Agreement shall survive termination of the Agreement.

9. REPRESENTATIONS OF SSP SOLUTIONS. SSP Solutions represents and warrants that (a) it has carefully reviewed this Termination and Release Agreement, (b) it has at all times been represented by and consulted with legal counsel concerning this Termination and Release Agreement,
         (c) any questions that it has pertaining to this Termination and Release Agreement have been answered and fully explained to it by its counsel, (d) its decision to execute this Termination and Release Agreement was not based on any statement or representation, either oral or written, made by any person on behalf of EDS other than as set forth in this Termination and Release Agreement, (e) this Termination and Release Agreement constitutes the entire agreement and understanding between SSP Solutions and EDS with regard to the subject matter of this Termination and Release Agreement, and (f) SSP Solutions has not assigned, conveyed, hypothecated or transferred any interest in any actual or potential cause of action set forth in SECTION 8 of this Termination and Release Agreement. SSP Solutions understands that EDS is relying upon these representations and warranties in entering into this Termination and Release Agreement.

10. Section 1542 of the California Civil Code. The parties intend that this Termination and Release Agreement be a general release of the claims described herein. Therefore, each of the parties waives and relinquishes all rights and benefits that it has, or may have, under
         Section 1542 of the Civil Code of the State of California ("Section 1542") or the law of any jurisdiction to the same or similar effect.
         Section 1542 provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

11. FULL SATISFACTION. EDS and SSP Solutions each acknowledge full satisfaction of any and all claims, demands, rights, obligations and causes of action, legal or equitable, that each may have against the other, and state that they have reached a complete accord and satisfaction of all such claims, except as set forth in SECTIONS 5 of this Termination and Release Agreement.

12. NO ADMISSION. This Termination and Release Agreement does not constitute an admission of fault, liability or responsibility by any person or entity released hereby. Such fault, liability or responsibility is expressly denied. This Termination and Release Agreement is a settlement of a disputed claim.

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13.      CONFIDENTIALITY. Except as may be required either in litigation involving this Termination and Release Agreement or by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, EDS and SSP Solutions, and their respective counsel and agents, shall not ever disclose for any purpose to any third party any information communicated to the recipient party by the other party in connection with this Termination and Release Agreement or the Agreement, including without limitation (a) the terms, conditions or content of the Agreement or this Termination and Release Agreement, (b) any negotiations, information or other matters relating to the Agreement or this Termination and Release Agreement, or (c) any description or estimate of the value of the settlement set forth in this Termination and Release Agreement. EDS and SSP Solutions each acknowledge that violation of this SECTION 13 of this Termination and Release Agreement by either party would cause the other party irreparable injury for which it would have no adequate remedy at law, and the injured party shall be entitled to preliminary and other injunctive relief against any such violation. Such injunctive relief shall be in addition to any other remedies or rights which the injured party may have at law or in equity.

14. NOTICES. All notices under this Termination and Release Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth herein. All notices under this Termination and Release Agreement that are addressed as provided in this SECTION 14, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States mail. Either party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective. Notices to SSP shall be sent to Marvin Winkler, 17861 Cartwright Road Irvine, CA 92614. Notices to EDS shall be sent to Sandra Chereb, 2121 East Park Place, El Segundo, CA 90245.

15. COUNTERPARTS. This Termination and Release Agreement is executed in several counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute one and the same instrument.

16. AMENDMENT. This Termination and Release Agreement may be amended or modified only by a written instrument executed by both EDS and SSP Solutions.

17. ENTIRE AGREEMENT. This Termination and Release Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. There are no representations, understandings or agreements between the parties with respect to the subject matter hereof that are not fully expressed herein.

18. SEVERABILITY. If any provision of this Termination and Release Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Termination and Release Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and

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         enforceable while preserving its intent, or if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objective. If such illegal, unenforceable or void provision does not relate to the payments to be made to EDS under this Termination and Release Agreement and if the remainder of this Termination and Release Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

19. GOVERNING LAW. This Termination and Release Agreement will be governed by and construed in accordance with the laws, other than conflict of law rules, of the State of Texas.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Termination and Release Agreement by their duly authorized representative as of the Termination Effective Date.

ELECTRONIC DATA SYSTEMS                    SSP SOLUTIONS, INC.
CORPORATION

By: /S/ GORDON ADAMS                       By: /S/ MARVIN J. WINKLER
Printed Name: _________________            Printed Name: _______________________

Title: ________________________            Title: ______________________________

EDS INFORMATION SERVICES L.L.C.

By: /S/ GORDON ADAMS

Printed Name: _______________________________

Title: ______________________________________

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